Filed pursuant to the Rule 424(b)(3)

Registration No. 333-214981

5,170,000 Ordinary Shares

ROSETTA GENOMICS LTD.

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus or their pledgees, donees, transferees, or other successors in interest of up to 5,170,000 of our ordinary shares issuable upon conversion of convertible debentures (the “PIPE Debentures”) issued to the selling stockholders in connection with a private placement under a Securities Purchase Agreement entered into on November 23, 2016 (the “2016 Private Placement”).

Our ordinary shares are currently listed on the NASDAQ Capital Market under the symbol “ROSG.” On February 15, 2017, the last reported sale price of our ordinary shares was $0.49 per share.

The selling stockholders may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the ordinary shares for sale. The selling stockholders may sell any, all or none of the ordinary shares offered by this prospectus.

AN INVESTMENT IN OUR ORDINARY SHARES INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 we filed with the Securities Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, the selling stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the selling stockholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the selling stockholders have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

Unless the context otherwise requires, references to “we,” “our,” “us,” the “Company” or “Rosetta” in this prospectus mean Rosetta Genomics Ltd. and its subsidiaries.

“RosettaGX Cancer Origin™”, “RosettaGX Next-Gen,” “mi-LUNG™, ”“mi-KIDNEY™” and “RosettaGx Reveal™” are the subject of either a trademark registration or application for registration in the United States. Other brands, names and trademarks contained in this prospectus supplement are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names. This prospectus supplement contains additional trade names, trademarks and service marks of other companies, which, to our knowledge, are the property of their respective owners.

We obtained industry and market data used throughout and incorporated by reference into this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

 (i)

PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before purchasing our ordinary shares.

Overview

We are seeking to develop and commercialize new diagnostic tests based on various genomics markers, including DNA, microRNA and protein biomarkers and using various technologies, including, qPCR, microarrays, Next Generation Sequencing (NGS) and Fluorescence In Situ Hybridization (FISH). We have two CLIA-certified, CAP-accredited, laboratories in Philadelphia, PA, and Lake Forest, CA which enable us to commercialize our own diagnostic tests.

We believe that we were the first commercial enterprise to focus on the emerging microRNA field, and that as a result, we have developed an early and strong intellectual property position related to the development and commercialization of microRNA-based diagnostics. Using our intellectual property, collaborative relationships with leading commercial enterprises and academic and medical institutions, and expertise in the field of microRNAs, we have initiated microRNA-based diagnostic programs for various cancers and other diseases. We are currently marketing and selling the following four diagnostic tests based on our proprietary microRNA technologies:

•	RosettaGX Reveal – This is a microRNA-based assay for the classification of indeterminate thyroid fine-needle aspirate, or FNA, samples. The test utilizes routinely prepared FNA smears as well as liquid-based cytology samples (prepared using the ThinPrep® system) to classify a cytologically indeterminate thyroid nodule as “benign” or “suspicious for malignancy by microRNA”. The test also measures a microRNA biomarker for medullary carcinoma.

•	RosettaGX Cancer Origin™ (formerly “miRview® mets2”) – This test is our second-generation microRNA-based diagnostic for the identification of the primary site of metastatic cancer, specifically metastatic cancer of unknown primary (CUP).

•	mi-LUNG™ (formerly “Rosetta Lung Cancer Test”) – This test is a microRNA-based lung cancer classification test for cytology samples, mainly FNA samples as well as pathology samples, such as small biopsies and resections. This test classifies primary lung cancers into Neuroendocrine vs. non-small cell lung cancer, or NSCLC, and then further classifies NSCLC into squamous vs. non-squamous and Neuroendocrine into small cell lung cancer, or SCLC, vs. carcinoid.

•	mi-KIDNEY™ (formerly “Rosetta Kidney Cancer Test”) – This test is a microRNA-based kidney tumor classification test for pathology samples. This test was designed to classify primary kidney tumors into one of the four most common types: the malignant renal cell carcinomas clear cell (conventional), papillary and chromophobe as well as the benign oncocytoma.

We currently have distribution agreements with respect to some of these tests covering Australia, Greece, Israel, New Zealand and Turkey. All of these distribution agreements call for samples to be sent to our CLIA-certified laboratory in Philadelphia for analysis.

In general, we are generating demand for our testing services through our direct selling effort in the United States and are successfully fulfilling that demand in either of our labs. We are working to gain more consistent payment from commercial payors, as well as to secure reimbursement coverage from Medicare. We are increasing our activity to establish policy-level reimbursement, which could improve our ability to receive prompt payment from commercial payors. We announced in May 2012 that the designated Medicare Administrative Contractor, or MAC, for RosettaGX Cancer Origin is covering this test for all Medicare beneficiaries, and we are receiving approved payments for claims submitted.

On April 13, 2015, we acquired CynoGen, Inc., which does business as PersonalizeDx (“CynoGen” or “PersonalizeDx”). PersonalizeDx is a molecular diagnostics and services company serving community-based pathologists, urologists, oncologists and other reference laboratories across the United States. PersonalizeDx is focused on the detection of genomic changes through FISH technology, which helps to detect cancer, measure the potential aggressiveness of the disease and identify patients most likely to respond to targeted therapies.

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PersonalizeDx offers its clients a virtual ‘tech only’ platform in which such clients can collaborate with the company to perform and bill for the ‘professional component’ of FISH molecular testing services for lung, breast, bladder, prostate and hematologic cancers. PersonalizeDx also performs PCR, IHC and histology testing services for its clients in its 30,000 square foot laboratory facility located in Lake Forest, CA. PersonalizeDx was initially founded by Abbott Laboratories and PersonalizeDx performed several clinical trial studies for Abbott and Abbott’s research partners. PersonalizeDx is currently performing testing for one clinical trial for Abbott in bladder cancer. There is no guarantee that PersonalizeDx will be granted additional clinical trial business from Abbott going forward.

We have entered into an agreement to sell and market products for Admera Health, offering products to oncology physicians that are key call points for our sales force. By entering into this agreement, we believe we could gain additional opportunities to meet with oncologists and discuss new products that may improve the patients’ diagnostic experience.

In addition, we have a number of projects in our diagnostics pipelines including the research and development of product line extensions to, and next generation versions of, our thyroid assay. In addition, we are in the discovery stage for one diagnostic assay.

•	RosettaGX Reveal V2 - We are seeking to develop a second version of RosettaGX Reveal, a microRNA-based assay for the differential diagnosis of indeterminate thyroid FNAs that utilizes routinely prepared FNA smears. This second version will combine RosettaGX Reveal’s current microRNA biomarkers with other genetic biomarkers (e.g. mRNA, other small RNAs) to optimize test performance. We anticipate that we will launch this assay by 2018.

•	Bladder cancer risk stratification - We are seeking to discover tissue-based microRNA biomarkers for the purpose of developing a new assay for the risk stratification of patients with non-muscle-invasive bladder cancer. We have so far completed and published two studies that demonstrate the role of microRNAs for risk stratification of bladder cancer (Rosenberg et al., 2013 and Segersten et al., 2013). We have initiated an additional proof of concept study this year and expect to launch this new assay in the first half of 2018.

MicroRNAs also represent potential targets for the development of novel drugs. We are participating in the Rimonim Consortium, which is supported by the Office of the Chief Scientist at the Ministry of Economy of the State of Israel, or the OCS. The aim of this consortium is to develop novel technologies for the use of short interfering RNA, or siRNA, and microRNA mimetics or anti-microRNAs for therapeutics. In this consortium we are attempting to: (1) develop novel RNA molecules that contain chemical modifications or conjugations for therapeutic purposes; and (2) develop novel delivery systems for microRNAs that will enable targeted delivery to desired cells. Currently, the consortium includes three companies. The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS.

In the past, we participated in the two-year Magneton Project. This two-year project was also supported by the OCS and was conducted in collaboration with Prof. Ronit Satchi-Fainaro (Department of Physiology and Pharmacology, Sackler School of Medicine, Tel Aviv University). It was aimed at developing a nano-carrier delivery system for microRNA mimetics for the treatment of cancer. In December 2015, we completed this project. Project activity included in vivo studies, pre-clinical toxicity studies and in vivo efficacy studies in an animal model of glioblastoma. The results showed limited efficacy and the project was terminated in January 2016. The transfer of knowledge discovered in this project is subject to limitations specified in the Israeli R&D law.

The OCS, under special circumstances, may approve the transfer of the know-how developed in these supported projects outside of Israel, provided that the grant recipient pays to the OCS a portion of the sale price paid in consideration for such know-how, which portion will not exceed six times the amount of the grants received plus interest (or three times the amount of the grant received plus interest, in the event that the recipient of the know-how has committed to retain the R&D activities of the grant recipient in Israel after the transfer). As of the date of this prospectus supplement, we had received from the OCS total grants of $917,721 for our development under the Rimonim Consortium and $282,141 for our development under the Magneton project.

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According to an amendment to the Israeli R&D law, a new National Technological Innovation Authority, or NTIA, was established and will replace the OCS in the implementation of the governmental policy in connection with the R&D Law (and has been given discretion in the implementation of the R&D Law for such purpose). Until otherwise determined by NTIA, the provisions of the R&D Law and regulations that applied to existing OCS programs (including those provisions described above) shall continue to apply.

Background

Rosetta Genomics was founded in 2000 with the belief that what was known as “junk DNA” actually contains hundreds, possibly thousands, of tiny RNA genes that encode small RNA molecules, later termed microRNAs, which play an important role in the regulation of protein production, and hence the onset and progression of disease. In the cell, genes are expressed through information carried from our DNA by messenger RNAs, or mRNAs, which is in turn translated into proteins. Proteins are the building blocks of all living cells. The type of cell, its function, and the timing of its death are determined by which proteins are produced in the cell, and at what quantities and time they are produced. However, the proteins are the end product of a complex process, which begins with the genetic code present in DNA. Before a protein is expressed, or produced, relevant parts of the DNA are copied into a mRNA. Each mRNA holds a code with instructions on how to build a specific protein using a process called translation. Although one messenger RNA molecule is capable of translating hundreds of thousands of protein molecules, the number it actually produces is regulated by microRNAs. MicroRNAs have been found to regulate the expression of other genes by binding to the mRNA.

MicroRNAs have been shown to have varying expression levels across various pathological conditions, and thus have significant potential as a class of highly sensitive and tissue specific biomarkers. We have developed a microRNA discovery process and have demonstrated, in a work published by us in Nature Genetics, that the number of human microRNAs is significantly higher than what was previously believed. We have discovered hundreds of biologically validated human microRNAs and dozens of validated viral microRNAs and filed extensive patent applications with claims potentially covering these microRNAs, some of which have been issued.

To leverage the potential of microRNAs as a novel diagnostic platform, we have developed proprietary methods to extract microRNAs from a wide range of tissue and body fluid samples and to quantify specific microRNA expression signatures, which may be used as diagnostic panels to potentially diagnose cancers, their subtypes, as well as the origin of metastases. We have already developed and launched a number of diagnostic tests based on our platforms and have published several papers demonstrating how our methods can be used to develop such diagnostics (e.g. Rosenwald et al., Modern Pathology, 2010; Benjamin et al., Journal of Molecular Diagnostics, 2010). Moreover, we were able to demonstrate the utility of our developed tests in post-market studies with collaborators from leading medical centers in the United States and Europe (Bishop et al. Clinical Cancer Research, 2010; Muller et al., The Oncologist, 2010).

We believe that microRNAs are stable, sensitive and specific markers, and we are advancing diagnostic development programs in cancer and other areas, to potentially enable accurate diagnosis and improve patient care management worldwide.

Our Strategy

Our goal is to become a leader in the development and commercialization of microRNA-based and other diagnostic tests. Our key business strategies to achieve this goal are as follows:

•	Leverage our knowledge and experience. We plan to leverage our extensive microRNA and Fluorescence in situ Hybridization, or FISH, knowhow and experience to potentially develop additional tissue-based as well as body fluid-based diagnostic tests.

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•	Maximize sales of our current commercial tests through geographic partners and our own commercial efforts. We plan to maximize revenues from our current commercial tests via corporate relationships and through our own targeted commercial efforts. To date we have entered into distribution agreements with five distributors, pursuant to which these distributors have the right to commercialize these tests in their territories. Furthermore, we currently have 13 customer-facing individuals on our commercial team.

•	Build and maintain a strong intellectual property position. We believe that we were the first commercial enterprise to focus on the emerging field of microRNAs. We also believe we have an early and strong intellectual property position (both patents we own and those we have exclusively, co-exclusively, or non-exclusively licensed) in the area of developing and commercializing microRNA-based diagnostic tests. Our patent strategy is to seek broad coverage on all of our identified microRNA sequences. We have also filed, and intend to continue to file, patent applications that claim our technical platforms and method-of-use for specific diagnostic and therapeutic applications.

•	Leverage our intellectual property position and microRNA expertise to continue to establish strategic collaborations. We intend to continue to establish strategic collaborations with leading clinical diagnostic and pharmaceutical companies to further develop and commercialize microRNA-based diagnostics. We believe that our strong intellectual property position and expertise in the field of microRNAs will be very attractive to additional collaboration partners.

•	Selectively pursue opportunities to expand our business and enhance our product offerings. We plan to selectively pursue opportunities to acquire, license, or invest in complementary businesses, products, technologies and assets teams that will allow us to expand our portfolio of diagnostic tests and therapeutics, accelerate the pace of our innovation, and expand into additional markets beyond what we can achieve organically.

The 2016 Private Placement and Concurrent 2016 Registered Direct Offering

On November 29, 2016, we closed a transaction with a prominent institutional healthcare investor pursuant to which we sold (i) an aggregate of 1,095,000 of our ordinary shares (the “Shares”) at a purchase price of $0.50 per share and an aggregate principal amount of $3,160,000 unsecured convertible debentures (the “Registered Debentures”) in a registered direct offering (the “2016 Registered Direct Offering”) and (ii) warrants to purchase up to 10,000,000 ordinary shares with an initial exercise price of $0.85 per share (the “2016 Warrants”) and an aggregate principal amount of $1,292,500 unsecured convertible debentures (the “PIPE Debentures” and together with the Registered Debentures, the “Debentures”) in a concurrent private placement (the “2016 Private Placement” and, together with the 2016 Registered Direct Offering, the “2016 Offerings”). At this initial closing, we received gross proceeds of $3,707,500 for the Shares, the Registered Debentures and 2016 Warrants. A second closing at which we will receive gross proceeds of $1,292,500 for the PIPE Debentures will be held upon the effectiveness of a resale registration statement covering the resale of the ordinary shares issuable upon conversion of the PIPE Debentures and exercise of the 2016 Warrants (the “Resale Registration Statement”), subject to the satisfaction of customary closing conditions.

The Debentures are non-interest bearing, have a term of 30 years and are convertible into ordinary shares at an initial conversion price of $0.50 per share. The Debentures are not subject to voluntary prepayment prior to maturity. In the event of a reverse stock split of our ordinary shares, the conversion price of the Debentures shall be reduced to the lesser of (x) the then conversion price, as adjusted, and (y) the average of the two lowest volume weighted average prices of our ordinary shares during the 10 trading days immediately following the reverse stock split, which shall thereafter be the new conversion price. Additionally, subject to limited exceptions, for a period of 18 months following the effective date of the Resale Registration Statement, if we issue ordinary shares or securities that are convertible or exercisable into ordinary shares at a price that is less than the effective conversion price, the then conversion price shall be automatically reduced to the price at which we issued the ordinary shares or the underlying exercise price or conversion price of the securities. Under no circumstances will the adjusted conversion price of the Debentures be lower than $0.25. Our payment obligations under the Debentures is guaranteed by our subsidiaries pursuant to a Subsidiary Guarantee.

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The 2016 Warrants were immediately exercisable upon issuance and have a term of five years. The exercise price of the 2016 Warrants is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our ordinary shares and rights offerings and pro rata distributions with respect to all holders of our ordinary shares. Additionally, in the event of a reverse stock split of our ordinary shares, the exercise price shall be reduced to the lesser of (x) the then exercise price, as adjusted, and (y) the average of the two lowest volume weighted average prices of our ordinary shares during the 10 trading days immediately following the reverse stock split, which shall thereafter be the new exercise price. Additionally, subject to limited exceptions, for a period of 12 months following the effective date of the Resale Registration Statement, if we issue ordinary shares or securities that are convertible or exercisable into ordinary shares at a price that is less than the effective exercise price, the then exercise price shall be automatically reduced to the price at which we issued the ordinary shares or the underlying exercise price or conversion price of the securities.

Aegis Capital Corp. and Maxim Group LLC served as placement agents for the 2016 Offerings (the “Placement Agents”). The Placement Agents will receive in the aggregate (i) a cash fee equal to approximately $350,000 ($259,525 at the initial closing and $90,475 at the second closing), (ii) warrants to purchase up to 300,000 ordinary shares (the “Placement Agent Warrants”) and (iii) reimbursement of expenses of $75,000. The Placement Agent Warrants will become exercisable on November 29, 2017 and will expire on November 29, 2021 and have an exercise price equal to $0.625, or 125% of the offering price per Share.

We also entered into a Registration Rights Agreement with the investor, pursuant to which we are required to file the Resale Registration Statement on Form F-1 within 45 days of the initial closing to cover the resale of the ordinary shares issuable upon conversion of the PIPE Debentures. Our failure to satisfy certain conditions and deadlines described in the Registration Rights Agreement may subject us to payment of certain liquidated damages.

The 2016 Offerings were approved by our Board of Directors in accordance with Israeli law.

Corporate Information

We were incorporated under the laws of the State of Israel on March 9, 2000, as Rosetta Genomics Ltd., an Israeli company. The principal legislation under which we operate is the Israeli Companies Law, 5759-1999, as amended, or the Companies Law. Our principal executive office is located at 10 Plaut Street, Science Park, Rehovot 76706 Israel, and our telephone number is + 972-73-222-0700. Our wholly owned subsidiary, Rosetta Genomics Inc., which was incorporated in Delaware on April 21, 2005, is located at 3711 Market Street, Suite 740, Philadelphia, Pennsylvania 19104, and its telephone number is (215) 382-9000. Rosetta Genomics Inc. serves as our agent for service of process in the United States. In April 2015, we acquired CynoGen Inc. (d/b/a PersonalizeDx), a Delaware corporation with principal offices located at 25901 Commercentre Drive, Lake Forest, CA 92630. Our web site address is www.rosettagx.com. The information on our web site is not incorporated by reference into this prospectus supplement and should not be considered to be a part of this prospectus supplement.

The Offering

Ordinary shares offered by the selling stockholders	Up to 5,170,000 ordinary shares issuable upon conversion of the PIPE Debentures.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered by this prospectus.

NASDAQ Capital Market Symbol	ROSG

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RISK FACTORS

Investing in our ordinary shares involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2015 (File No. 001-33042), which is incorporated by reference in this prospectus. In addition, on December 8, 2016, we filed a report on Form 6-K to restate our consolidated financial statements as of December 31, 2015 to include a note with respect to liquidity issues and management’s plans to address these issues. See Note 1d(2) to the consolidated financial statements filed as Exhibit 99.1 to the report on Form 6-K filed on December 8, 2016, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements may be included herein or incorporated by reference in this prospectus and include, in particular, statements about our plans, strategies and prospects and may be identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” “seek,” “could,” “likely,” “strategy,” “goal” or “continue” or the negative of those terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in “Risk Factors,” in which we have disclosed the material risks related to our business. These forward-looking statements involve risks and uncertainties, and the cautionary statements identify important factors that could cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law. You should read this prospectus, the documents incorporated by reference in this prospectus and any supplements to this prospectus, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of September 30, 2016 (unaudited):

•	on an actual basis;

•	on an as adjusted basis to reflect the sale of an aggregate of (i) 1,095,000 ordinary shares at a price of $0.50 per share and $3,160,000 in Registered Debentures in the 2016 Registered Direct Offering and (ii) the 2016 Warrants to purchase up to 10,000,000 ordinary shares and $1,292,500 in PIPE Debentures in the 2016 Private Placement, for aggregate net proceeds of approximately $4.5 million, after deducting commissions and estimated aggregate offering expenses payable by us.

	As of September 30, 2016
	Actual	As Adjusted (1)
	(in thousands, except share and per share data)

Debt:
Debentures and embedded conversion option	$-	$2,241
Warrants	-	2,759
Total Debt	$-	$5,000

Shareholders’ equity:
Ordinary shares of NIS 0.6 par value: 60,000,000 shares authorized; 20,870,513 shares issued; 20,870,513 shares outstanding, actual; and 21,965,513 shares issued; 21,965,513 shares outstanding, as adjusted	$3,247	$3,418
Additional paid-in capital	$157,340	$157,169
Accumulated deficit	$(151,666)	$(152,166)
Total shareholders’ equity	$8,921	$8,421

(1)	Based on a preliminary valuation of the Debentures and embedded conversion option

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MARKET FOR OUR ORDINARY SHARES

Our ordinary shares began trading on The NASDAQ Global Market on February 27, 2007 under the symbol “ROSG.” On June 30, 2010, we transferred the listing of our ordinary shares from The NASDAQ Global Market to The NASDAQ Capital Market. Prior to February 27, 2007, there was no established public trading market for our ordinary shares. The high and low sales prices per share of our ordinary shares for the periods indicated are set forth below. This information reflects the 1-for-4 reverse stock split effected on July 6, 2011 and the 1-for 15 reverse stock split effected on May 14, 2012.

Year Ended	High	Low
December 31, 2012	$23.43	$1.40
December 31, 2013	$5.98	$2.35
December 31, 2014	$6.69	$2.07
December 31, 2015	$5.55	$1.05
December 31, 2016	$1.60	$0.405

Quarter Ended
March 31, 2015	$5.55	$2.29
June 30, 2015	$4.48	$2.90
September 30, 2015	$3.44	$2.20
December 31, 2015	$2.68	$1.05
March 31, 2016	$1.60	$0.71
June 30, 2016	$1.55	$0.99
September 30, 2016	$1.22	$0.75
December 31, 2016	$0.87	$0.405

Month Ended
August 31, 2016	$1.15	$0.94
September 30, 2016	$1.02	$0.75
October 31, 2016	$0.87	$0.55
November 30, 2016	$0.81	$0.58
December 31, 2016	$0.63	$0.405
January 31, 2017	$0.58	$0.435

On February 15, 2017, the closing price of our ordinary shares on The NASDAQ Capital Market was $0.49.

Dividend Policy

To date, we have not declared or paid cash dividends on any of our shares, and we have no current intention of paying any cash dividends in the near future.

The Companies Law also restricts our ability to declare and pay dividends. We can only distribute dividends from profits (as defined in the Companies Law), if, in the discretion of our board of directors, there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and contingent obligations as they come due.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are required under the terms of the Registration Rights Agreement entered into with the investor in the 2016 Offerings to file a registration statement on Form F-1, of which this prospectus is a part, to cover the resale of the ordinary shares issuable upon conversion of the PIPE Debentures and exercise of the 2016 Warrants (as well as the ordinary shares issuable upon exercise of the Placement Agent Warrants). The ordinary shares being offered by this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares by the selling stockholders. We will, however, receive the proceeds of any cash exercises of warrants which, if received, would be used by us for working capital and general corporate purposes.

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DIRECTORS AND SENIOR MANAGEMENT

The following table sets forth information regarding our corporate and executive officers and directors as of January 1, 2017:

Name	Age	Position
Kenneth A. Berlin	52	Chief Executive Officer and President
Ron Kalfus	42	Chief Financial Officer
Dganit Bar, Ph.D. (6)	48	Chief Scientific Officer
Eti Meiri, Ph.D.	48	Vice President, Research
Sigal Russo	38	Senior Director of Finance
Brian Markison (3)	57	Chairman of the Board of Directors
Roy N. Davis (4)	70	Director
Yitzhak Peterburg, M.D., Ph.D. (3) (4) (5)	66	Director
Joshua Rosensweig, Ph.D. (2) (3)	64	Director
Dr. David Sidransky, M.D. (1) (4)	56	Director
Gerald Dogon (1)(2)	77	Director
Tali Yaron-Eldar (1)(2)	53	Director

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee
(4)	Member of our Research and Development Committee
(5)	Dr. Peterburg resigned effective as of February 11, 2017
(6)	Dr. Bar has resigned from the Company. Her resignation will be effective as of March 14, 2017

Kenneth A. Berlin joined us in November 2009 as our President and Chief Executive Officer. He was later appointed by our shareholders in December 2009 as a member of our board of directors, and resigned as a director in March 2011. Prior to joining us, Mr. Berlin, served as Worldwide General Manager at cellular and molecular cancer diagnostics developer Veridex, LLC, a Johnson & Johnson company. Under his leadership the organization grew to over 100 employees, and he spearheaded the launch of three cancer diagnostic products, the acquisition of its cellular diagnostics partner, and delivered significant growth in sales as Veridex transitioned from a research and development entity to a commercial provider of oncology diagnostic products and services. During Mr. Berlin’s tenure, Veridex received numerous awards including recognition from the Cleveland Clinic and Prix Galien for the use of its innovative CellSearch® technology in the fight against cancer. Mr. Berlin joined Johnson & Johnson in 1994 and served as corporate counsel for six years. He then held positions of increasing responsibility within Johnson & Johnson and a number of its subsidiary companies. From 2001 until 2004, he served as Vice President, licensing and new business development in the pharmaceuticals group, and from 2004 until 2007 was Worldwide Vice President, franchise development, Ortho-Clinical Diagnostics. Mr. Berlin holds an A.B. degree from Princeton University and a J.D. from the University of California, Los Angeles School of Law.

Ron Kalfus joined us in May 2012 as our Chief Financial Officer. Prior to joining Rosetta, Mr. Kalfus served as the Chief Financial Officer and Treasurer of MabCure Inc., a publicly-traded biotechnology startup company in the field of early cancer detection using antibodies, from 2008 to 2012. From 2003 to 2007, Mr. Kalfus held various positions with Toys “R” Us, Inc., being responsible for the company’s financial reporting to the Securities and Exchange Commission and being responsible for the Toys “R” Us division’s annual budget. Prior to joining Toys “R” Us, Inc., Mr. Kalfus worked as an auditor for two large public accounting firms, specializing in audits of medium-sized enterprises as well as public companies. Mr. Kalfus holds an MSc in Accounting from Fairleigh Dickinson University and a BBA in Finance from the University of Georgia, and is a Certified Public Accountant licensed in New Jersey.

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Dganit Bar, Ph.D. joined us in October 2012, as our Chief Scientific Officer. Dr. Bar joined Rosetta with more than 10 years of experience in drug development. Prior to joining Rosetta, from 2004 to 2012 she served in various positions, including Executive Director Science & Technology at BioLineRx, Ltd, a biopharmaceutical company, where she led the development and out-licensing of several drug candidates spanning different therapeutic areas, including oncology, cardiovascular and CNS. From 2000 to 2004 Dr. Bar was with QBI Enterprises, Ltd, where she held several positions including Head of Cancer Research working on the company’s oncology pipeline. Dr. Bar received her B.Sc. in Life Science from The Hebrew University, Jerusalem. She holds an M.Sc. in Biotechnology and a Ph.D. in Biotechnology Engineering from Ben-Gurion University of the Negev.

Eti Meiri, Ph.D. has served as our Vice President, Research since May 2012. She previously served as our Senior Scientist, Molecular Biology since 2003. She has been contributing to our science and was extremely instrumental in all of the R&D activities throughout the years. Her contributions included the development of our microRNA array platform as well as the development of RNA extraction protocols suitable for microRNA extraction from clinical samples. Prior to joining us, from 2001 to 2002, Dr. Meiri served as Senior Scientist in ViroGene Ltd. She is the author of 25 papers published in peer reviewed journals. Dr. Meiri earned her Ph.D. from the Department of Plant Sciences in the Weizmann Institute of Science in Rehovot, her M.Sc. from The Hebrew university of Jerusalem, and her B.Sc. from the Faculty of life sciences, in Tel Aviv University.

Sigal Russo joined us in September 2008 as our controller.  Prior to joining Rosetta, Ms. Russo worked as an audit manager at Ernst & Young in Israel, specializing in audits of companies from various fields, both publicly traded and privately owned American and Israeli entities, from 2004 to 2008.  Ms. Russo holds a BA in Economics and accounting, from the Ruppin Academic College, and is a Certified Public Accountant licensed in Israel.

Brian Markison has served as a member of our board of directors since March 2011. Mr. Markison was appointed by our board of directors to fill the vacancy created by the resignation of Mr. Berlin. Mr. Markison’s appointment was approved by the general meeting dated July 6, 2011. Mr. Markison was appointed as chairman of the board on April 12, 2011. Mr. Markison is a healthcare Industry Executive at Avista Capital Partners since September 2012, prior to which he served as President, Chief Executive Officer and a member of the Board of Directors of Fougera Pharmaceuticals Inc., from July 2011, until it was sold to the generics division of Novartis in July 2012. Previously, he had been with King Pharmaceuticals since 2004 and led the company through its acquisition by Pfizer for $3.6 billion in 2010. Previously Mr. Markison was with Bristol-Myers Squibb from 1982 to 2004, where he served in various commercial and executive positions rising from an oncology sales representative to become President, BMS Oncology/Virology and Oncology Therapeutics Network. Mr. Markison serves on the board of directors of Immunomedics, Inc., Lantheus Medical Imaging and Alere Inc, and is the Chairman and Chief Executive Officer of Osmotica Pharmaceuticals, Mr. Markison received a B.S. from Iona College in New Rochelle, New York and serves as a Trustee for The College of New Jersey.

Roy N. Davis has served as a member of our board of directors since June 2012. Mr. Davis joined Johnson & Johnson (J&J) in 1984, where he moved through leadership positions of increasing responsibility in the organization in the U.S., Europe and Asia for 27 years prior to his retirement in January 2012. Most recently, from January 2008 through January 2012 Mr. Davis was President, J&J Development Corporation, J&J’s wholly owned venture group, and Vice President of Corporate Development for all of J&J. In these roles Mr. Davis was responsible for acquisition and licensing in areas outside of current J&J business sectors, venture capital investing on behalf of J&J and management of J&J’s wholly owned ventures. These efforts focused on developing new companies for J&J that offer transformational health care solutions. From 2003 to 2007, Mr. Davis held the positions of Company Group Chairman, J&J and Worldwide Franchise Chairman, Ortho Clinical Diagnostics with responsibilities for Ortho Clinical Diagnostics, Inc., Veridex LLC and Therakos, Inc. Mr. Davis received a Bachelor of Science from the State University of New York and a Master of Science from Rensselaer Polytechnic Institute. He served as a member of the Innovations Advisory Board for the Cleveland Clinic during 2008-2014 and is currently a member of the Advisory Board for the Wake Forest Institute for Regenerative Medicine and in March 2012 was named to the Board of Directors of Innosight, an innovation consulting firm.

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Prof. Yitzhak Peterburg has served as a member of our board of directors since December 2012. Prof. Peterburg became Teva's Chairman of the Board of Directors on January 1, 2015, after rejoining Teva’s Board of Directors in 2012. Prof. Peterburg was Teva’s Group Vice President—Global Branded Products from October 2010 until October 2011, after serving on Teva’s Board of Directors from 2009 until July 2010.  Previously, he served as President and CEO of Cellcom Israel Ltd. from 2003 to 2005, Director General of Clalit Health Services, the leading healthcare provider in Israel, from 1997 to 2002 and CEO of Soroka University Medical Center, Beer-Sheva, from 1995 to 1997. Prof. Peterburg currently serves as the Chairman of Regenera Pharma. Prof. Peterburg received an M.D. degree from Hadassah Medical School in 1977 and is board-certified in Pediatrics and Health Services Management. Prof. Peterburg received a doctoral degree in Health Administration from Columbia University in 1987 and an M.Sc. degree in Information Systems from the London School of Economics in 1990. He is a professor at the School of Business, Ben-Gurion University.

Joshua Rosensweig has served as a member of our board of directors since May 2004. Since November 2010, he has served as a member of the board of directors of Bezeq Israel Telecommunication Corp. Ltd. (Israel’s leading communications group) and of Alrov Real Estate and Hotels Ltd., a publicly-traded property development company. From September 2003 to September 2006, Dr. Rosensweig served as the Chairman of the Board of Directors of the First International Bank of Israel. From 1998 to July 2005, Dr. Rosensweig was a senior partner at Gornitzky and Co., a law firm where he specialized in international transactions and taxation. Dr. Rosensweig lectured at Bar-Ilan University, Law School from 1980 to 1995 and at Tel Aviv University, School of Business from 1983 to 1995. Dr. Rosensweig received his J.S.D. (International Taxation), and LL.M. (Taxation) from New York University Law School. Dr. Rosensweig is currently a partner at the law firm of Rosensweig & Aviram, Attorneys.

David Sidransky, M.D., has served as a member of our board of directors since December 22, 2009. Dr. Sidransky is a renowned oncologist and research scientist named and profiled by TIME magazine in 2001 as one of the top physicians and scientists in America, recognized for his work with early detection of cancer. He serves as the Director of the Head and Neck Cancer Research Program at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University. He is a Professor of Oncology, Otolaryngology, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at John Hopkins University and Hospital. Dr. Sidransky has written over 500 peer-reviewed publications, and has contributed to more than 65 cancer reviews and chapters. Dr. Sidransky is a founder of a number of biotechnology companies and holds numerous biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International prize from the German Society of Clinical Chemistry, 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda Rosenthal Award presented by the American Association of Cancer Research. Dr. Sidransky has served as Vice Chairman of the Board of Directors of ImClone. He is Chairman of the Board of Champions Oncology, Advaxis, and Tamir Biotechnology and is on the Board of Directors of Galmed and Orgenesis. He is serving and has served on scientific advisory boards of corporations and institutions, including Amgen, MedImmune, Roche and Veridex, LLC (a Johnson & Johnson diagnostic company), among others. In Addition, Dr. Sidransky served as Director of American Association for Cancer Research from 2005 to 2008. Dr. Sidransky received his B.A. from Brandeis University and his M.D. from the Baylor College of Medicine.

Gerald Dogon has served as a member of our board of directors since February 2007. From December 2004 to December 2006, Mr. Dogon served as a director and a member of the audit, investment and nomination committees of Scailex Corporation (previously Scitex Corporation). From October 2005 until it was acquired by PMC-Sierra, Inc. in May 2006, he served as a member of the board of directors of Passave, Inc., a semiconductor company. From 1999 to 2000, he served as a director and as chairman of the audit committee of Nogatech, Inc. Mr. Dogon has also served as a member of the board of directors of Fundtech Ltd. and was a member of its audit and nominating committees. From 1994 to 1998, Mr. Dogon served as Executive Vice President and Chief Financial Officer of DSPC Inc., and in addition, from November 1997 until December 1999, as a member of its board of directors. Mr. Dogon holds a B.Comm. in Economics from the University of Cape Town.

Tali Yaron-Eldar has served as a member of our board of directors since February 2007. From January 2013, Ms. Yaron-Eldar has served as a partner and founder of Yetax law offices. Between March 2007 and December 2012, Ms. Yaron-Eldar had been a partner with the law firm of Tadmor & Co. From January 2004 to March 2007, she was a partner at the law firm of Cohen, Yaron-Eldar & Co. From January 2004 to January 2008, Ms. Yaron-Eldar served as the Chief Executive Officer of Arazim Investment Company. She has also served in a variety of public positions, including as the Chief Legal Advisor of the Customs and V.A.T department of the Finance Ministry of the State of Israel from 1998 to 2001 and as the Commissioner of Income Tax and Real Property Tax Authority of the State of Israel from 2002 to 2004. Ms. Yaron-Eldar holds an M.B.A. specializing in finance and an LL.M. from Tel Aviv University and is a member of the Israeli Bar Association.

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Compensation

Compensation-Related Requirements of the Israeli Companies Law

The term “office holder,” is defined in the Israeli Companies Law, 1999 (the “Israeli Companies Law”), as a general manager, general business manager, vice general manager, deputy general manager, any other person fulfilling or assuming any of the foregoing positions even if such person’s title is different, as well as director, or a manager who is directly subordinated to the general manager. Prior to amendment 20 to the Israeli Companies Law that came into effect on December 12, 2012 (“Amendment 20”), the compensation of our office holders required the approval of our audit committee and our Board of Directors, in that order. In addition, all compensation awarded to directors, also required the approval of our shareholders by a simple majority. Following Amendment 20, we were required to form a Compensation Committee, whose members needed to comply with certain criteria, as well as to adopt a compensation policy regarding the compensation terms of our Office Holders, which includes direct and indirect compensation, including equity-based awards, exemption from liability, indemnification and insurance, severance and other benefits (“Compensation Terms”).

The compensation policy must be approved by the company's board of directors after considering the recommendations of the compensation committee. The compensation policy also requires the approval of the general meeting of shareholders, which approval must satisfy either of the following: (i) the majority of the votes for the approval should include a majority of the votes of the voting shareholders who are non-controlling shareholders or have no personal interest in the approval of the compensation policy (the votes of abstaining shareholders not included in the number of the said total votes) or (ii) the total number of votes against the proposed compensation policy among the shareholders mentioned in paragraph (i) does not exceed 2% of the aggregate voting power in the company. Under certain circumstances and subject to certain exceptions, the board of directors may approve the compensation policy despite the objection of the shareholders, provided that the compensation committee and the board of directors determines that it is for the benefit of the company, following an additional discussion and based on detailed arguments.

The compensation policy must be re-approved every three years, in the manner described above and in addition the board of directors has to review from time to time the compensation policy and whether there are any material changes to the circumstances since the approval of the compensation policy that requires an adjustment of the policy.

Amendment 20 details the considerations that should be taken into account in determining the compensation policy and certain issues and provisions which should be included in the compensation policy.

On August 8, 2016, following the favorable recommendation of the Compensation Committee and approval by the Board of Directors, our shareholders approved our updated Compensation Policy for Executive Officers and Directors (the “Compensation Policy”) which replaced the previous compensation policy that was approved by our shareholders on August 5, 2013.

Our Compensation Policy is designed to encourage pay for performance and align our executive officers’ interests with those of the Company and our shareholders. Its structure allows us to provide meaningful incentives that reflect both our short and long-term goals and performance, as well as the executive officer’s individual performance and impact on shareholder value, while providing compensation that is competitive in the global marketplace in which we recruit talent and providing for measures designed to reduce incentives to take excessive risks.

Pursuant to Amendment 20, any arrangement between the Company and its office holders regarding Compensation Terms must be consistent with the Compensation Policy. However, under certain circumstances, the Company may approve an arrangement that is not consistent with the Compensation Policy, if such arrangement is approved by a majority of the Company’s shareholders, provided that (i) the majority voting for the approval of the arrangement includes a majority of the votes cast by shareholders who are not controlling shareholders and who do not have a personal interest in the matter, (abstentions are disregarded), or (ii) the votes cast by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who voted against the arrangement do not exceed two percent of the voting power of the company.

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In addition, pursuant to Amendment 20, in general and except for certain exceptions, the Compensation Terms of our office holders require the approval of the Compensation Committee and the Board of Directors. The Compensation Terms of directors further require the approval of the shareholders by a simple majority; with respect to a chief executive officer who is not a director, the approval of our shareholders by the special majority mentioned above is also required. Under certain circumstances, if the Compensation Terms of office holders who are not directors are not approved by the shareholders, the Compensation Committee and the Board of Directors may nonetheless approve such terms.

Executive Officers’ Remuneration

The aggregate direct compensation we paid to our corporate and executive officers as a group (5 persons) for the year ended December 31, 2016 was approximately $1.1 million of which approximately $102,000 was set aside or accrued to provide for pension, retirement, severance or similar benefits. These amounts do not include expenses we incurred for other payments, including dues for professional and business associations, business travel and other expenses, and other benefits commonly reimbursed or paid by companies in Israel.

In 2016, we did not pay bonuses to our executive officers for performance during the year.

During 2016, we granted to our executive officers:

•	options to purchase an aggregate amount of 88,000 ordinary shares, at an exercise price of $0.84 per share with an expiration date of October 2, 2026, of which 0 were vested as of December 31, 2016.

Additional Disclosure Required Under Israeli Law

According to section 4(d) of the Companies Regulations (Notification of general assemblies and by-type assemblies in a public company and adding an item to the agenda), 2000, the following table presents information regarding compensation actually received by our five most highly paid executive officers during the year ended December 31, 2016 (in USD):

Name and position	Salary	Employer 401K*	Vehicle Expenses	Pension**	Employee Severance benefits	Equity***	Total
Mr. Ken Berlin Chief Executive Officer	500,000	15,000	18,000	-	-	411,089	944,089
Mr. Ron Kalfus Chief Financial Officer	235,000	7,050	-	-	-	20,735	262,785
Ms. Dganit Bar Chief Science Officer	119,925	-	10,022	21,323	-	35,325	186,595
Ms. Eti Meiri Vice President, Research	94,921	-	10,022	20,535	-	24,153	149,630
Mr. Oded Biran Chief Legal Officer	48,116	1,443	2,308	-	55,000	6,726	113,593

*	401K — in the U.S., this is the tax-qualified, defined-contribution pension account defined in subsection 401(k) of the Internal Revenue Code.
**	Pension is provided for Israel based employees only.
***	Equity is calculated as the value of options awarded, at the time of grant.
++	Mr. Biran resigned as our Chief Legal Officer effective March 6, 2016.

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Directors’ Remuneration

Under the directors’ compensation package approved by our audit committee or compensation committee and by our Board and shareholders, each of the Company’s directors (except for the Chairman of the Board who receives higher remuneration as described below) is entitled to receive: (1) US$20,000 plus VAT per year, paid in equal quarterly installments, and a director who serves as a member of a Committee formed by the Board shall be entitled to an additional US$7,500 plus VAT per committee ($22,500 plus VAT per committee for the chairperson of a committee), and (2) a participation fee of US$250 plus VAT for every Board or Board committee meeting including, inter alia, meeting by means of communication (teleconferences) and unanimous written resolutions. In addition, each of the Company’s directors (except for the Chairman of the Board who receives higher remuneration as described below) is entitled to receive: (1) options to purchase 24,000 Ordinary Shares, at an exercise price per share equal to the closing price on the date of the Ordinary Shares on the date of the shareholders meeting approving the options, vesting in equal installments annually over a period of three years beginning on the date of the shareholders meeting approving the options and such options shall expire seven years after their date of grant, unless they expire earlier in accordance with the terms of the Company’s 2006 Employee Incentive Plan (Global Share Incentive Plan (2006)) (the “GSIP”), and (2) 5,000 Restricted Stock Units (“RSUs”) upon the commencement of each twelve months period in office as a director. In 2013, our shareholders also approved an amendment to the compensation of our directors, so that the annual fee and the participation fee paid to each of the Company’s directors, shall not be less than the minimal annual fee and participation fee applying with respect to external directors under the prevailing laws and regulations, which vary based on the company’s equity. Our directors do not receive any additional benefits upon termination.

Under the compensation package approved by our Board and shareholders, Mr. Brian A. Markison, the Chairman of the Board, is entitled to receive: (1) US $25,000 plus VAT per year, paid in equal quarterly installments, and if Mr. Markison shall serve as a member of a Committee formed by the Board, he shall be entitled to an additional US $10,000 plus VAT per committee, and (2) a participation fee of $250 plus VAT for every Board or Board committee meeting including, inter alia, meeting by means of communication and unanimous written resolutions. In addition, Mr. Markison is entitled to receive: (1) options to purchase 48,000 Ordinary Shares, at an exercise price per share equal to the closing price of the Ordinary Shares on the date of the shareholders meeting approving the options, vesting in equal installments annually over a period of three years beginning on the date of the Annual Meeting and such options shall expire seven years after their date of grant, unless they expire earlier in accordance with the terms of the GSIP, and (2) 10,000 RSUs upon the end of each twelve months period in office as a director.

The options and RSUs granted to our directors and Chairman of the Board are subject to the same terms and conditions as applicable to options and RSUs granted under the GSIP, except that the exercise period of the options and RSUs upon termination shall be six months.

We paid an aggregate of $281,000 in direct compensation to our directors for their services as directors for the year ended December 31, 2016, including $71,000 to be paid in 2017 for service during the fourth quarter of 2016.

During 2016, we granted to our directors:

•	options to purchase an aggregate amount of 96,000 ordinary shares, at an exercise price of $1.09 per share with an expiration date of August 8, 2023.

As of January 1, 2017, there were outstanding options to purchase 1,180,431 ordinary shares that were granted to our 12 directors and officers, at a weighted average exercise price of $4.26 per share.

Employees

We had 86, 77 and 52 employees as of December 31, 2016, 2015 and 2014, respectively. Of the 86 employees as of December 31, 2016, 47 were engaged in research and development and in our CLIA lab activities and 39 were engaged in management, administration, business development, marketing and finance. Sixty-six employees were located in the United States and 20 were located in Israel.

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The Israeli labor laws govern the employment of employees located in Israel. These statutes cover a wide range of subjects and provide certain minimum employment standards including the length of the workday, minimum wage, hiring and dismissal procedures, determination of severance pay, annual leave, sick days and other terms of employment.

We contribute (usually following a trial period of three months) monthly amounts for the benefit and on behalf of all our employees located in Israel to a Managers Insurance plan and/or a pension fund. In General, according to the Israeli Severance Pay Law, the severance pay liability of the company to its Israeli employees is based upon the number of years of employment and the latest monthly salary. Nevertheless, since our contributions to the Managers Insurance plan and/or the pension fund are made pursuant to section 14 of the Israeli Severance Pay Law, our liability for severance pay is covered by our regular contributions to the Managers Insurance plan and the pension fund.

We have never experienced labor-related work stoppages and believe that our relations with our employees are good.

Board Practices

We are incorporated in Israel, and, therefore, subject to various corporate governance practices under Israeli law relating to such matters as independent directors, the audit committee, the compensation committee, independent auditor and the internal auditor. These matters are in addition to the requirements of The NASDAQ Capital Market and other relevant provisions of U.S. securities laws. Under The NASDAQ Capital Market rules, a foreign private issuer may generally follow its home country rules of corporate governance in lieu of the comparable NASDAQ Capital Market requirements, except for certain matters such as composition and responsibilities of the audit committee and the independence of its members. For U.S. domestic companies, NASDAQ Capital Market rules specify that the board of directors must contain a majority of independent directors within 12 months of its initial public offering. We currently comply with this requirement as well as the committee composition and responsibility requirements with respect to our committees. In addition, under the Companies Law, we were required to appoint at least two external directors that meets requirements and qualifications as set forth in the Companies Law. Gerald Dogon and Tali Yaron-Eldar were appointed as our external directors, each of whom is also independent under the rules of The NASDAQ Capital Market. Mr. Dogon and Ms. Yaron-Eldar were re-elected as external directors by a general meeting on August 5, 2013 for three-year terms. According to an amendment to regulations enacted under the Companies Law that became effective on April 2016, Israeli companies whose shares are listed for trading on specified exchanges outside of Israel including the NASDAQ Capital Market, that do not have a controlling shareholder and that comply with the laws of the jurisdiction in which their shares are listed with respect to the appointment of independent directors and the composition of audit and compensation committees as such laws apply to companies incorporated in such jurisdiction, may elect not to be subject to the provisions of the Companies Law with respect to the appointment of external directors and with respect to the composition, quorum and presence at meetings of the audit and compensation committees. Following such amendment, on May 18 , 2016, our board of directors has resolved that the company will not be required to comply with the said provisions of the Companies Law and as of such date Gerald Dogon and Tali Yaron-Eldar continued their term in office without the status of external director.

Board of Directors

Our Articles of Association (the "Articles") provide that we may have no less than two and no more than seven directors. Currently, our board of directors currently consists of seven directors. Our directors are elected at an annual meeting or an extraordinary meeting, as stated in the Articles by a vote of the holders of a majority of the voting power represented at a meeting of our shareholders and voting on the election of directors. According to regulations enacted under the Companies Law, if, at the time of election of a director, all other directors are of the same gender, the director to be elected must be of the other gender.

In accordance with our Articles, our board of directors, is divided into three classes of directors, with one class being elected each year for a term of approximately three years. At each annual general meeting of shareholders, the successors to directors whose term then expires will be elected to serve from the time of election and qualification until the third annual meeting of shareholders following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Brian A. Markison and Dr. Yitzhak Peterburg, and their terms expire at the annual general meeting of shareholders to be held in 2017;

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•	the Class II directors are Dr. David Sidransky and Dr. Joshua Rosensweig, and their terms expire at the annual general meeting of shareholders to be held in 2018; and

•	the Class III directors are Roy N. Davis, Gerald Dogon and Tali Yaron-Eldar, and their terms expire at the annual general meeting of shareholders to be held in 2019.

Following the amendment to regulations enacted under the Companies Law that became effective on April 2016 (see "Board Practices" above for details), our board of directors has resolved that we will not be required to comply with the provisions of the Companies Law with respect to the appointment of external directors and as of such date we do not have external directors in accordance with the provisions of the Companies Law and as of such date our then external directors, Gerald Dogon and Tali Yaron-Eldar, continued their term in office without the status of external director.

In accordance with our Articles, the approval of at least 75% of the voting rights represented at a general meeting is generally required to remove any of our directors from office, elect directors instead of directors so removed or fill any vacancy created in our board of directors. In addition, in case of vacancies on the board of directors, the continuing directors may generally continue to act in every matter and may appoint directors to temporarily fill any such vacancy.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our Articles provide, as allowed by Israeli law, that any director may, by written notice to us, appoint another natural person to serve as an alternate director (subject to the consent of the board of directors) and may cancel such appointment. Unless the appointing director limits such appointment to a specified period of time or restricts it to a specified meeting or action of the board of directors, or otherwise restricts its scope, the appointment shall be for all purposes and for a period of time concurrent with the term of the appointing director. Currently, no alternate directors have been appointed. The Companies Law stipulates that a person not qualified to be appointed as a director, shall not be appointed and shall not serve as alternate director. In addition, a person who serves as a director shall not be appointed and shall not serve as an alternate director except under very limited circumstances, which are not relevant to our company. An alternate director has the same responsibilities as a director. Under the Companies Law, and our Articles, a director that is a member of a committee of the board of directors, may appoint as his alternate director on such committee of the board of directors another member of the board of directors, provided that such director is not already a member of such committee. In addition, an independent director cannot appoint as his alternate director a person who is not qualified to be appointed as an independent director.

Under the Companies Law, the board of directors of publicly traded companies, such as us, are required to make a determination as to the minimum number of directors who must have financial and accounting expertise, based among other things, on the type and size of the company and the scope and complexity of its operations, and subject to the number of directors that may be appointed by the company as set forth in its articles of associations.

The regulations mandate that a person is deemed to have “expertise in finance and accounting” if his or her education, experience and qualifications provide him or her with expertise and understanding in business matters, accounting and financial statements, in a way that allows him or her to understand, in depth, the company’s financial statements and to encourage discussion about the manner in which the financial data is presented.

When evaluating a director’s expertise in finance and accounting, the Board should consider, among other things, the director's education, experience and knowledge in the following: (i) accounting and auditing issues typical to the field in which the company operates and to companies of a size and complexity similar to such company; (ii) a company’s external public accountant’s duties and obligations; and (iii) preparing company financial statements and their approval in accordance with the Companies Law and the Israeli Securities Law.

Independent Directors

In addition to the concept of “external” directors, the Companies Law also includes the concept of ‘independent’ directors. An independent director is either an external director or a director appointed or classified as such who meets the same non-affiliation criteria as an external director, as determined by the subject company’s audit committee, and who has not served as a director of the company for more than nine consecutive years. For this purpose, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

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The non-affiliation criteria that apply under the Companies Law to independent directors provides that no person may be appointed as an independent director if such person is (i) a controlling shareholder or a relative of a controlling shareholder, or (ii) if such person, a relative, partner or employer of such person, or anyone to whom such person is directly or indirectly subordinate, or any entity under such person’s control, has or had, on or within the two years preceding the date of such person’s appointment to serve as an independent director, any affiliation with the company to whose board such independent director is proposed to be appointed, with the controlling shareholder of the company, with a relative of such controlling shareholder, at the date of appointment, or with any entity controlled, on or within two years preceding the date of such appointment, by the company or by a controlling shareholder of the company, or, (iii) if the company has no controlling shareholder or a shareholder holding 25% or more of the company’s voting rights, any affiliation with anyone who is, at the time of the appointment, the chairman of the board of directors, the chief executive officer, the most senior financial officer of the company, or a shareholder holding 5% or more of the outstanding shares or voting rights of the company. The term “affiliation” includes (a) an employment relationship; (b) a business or professional relationship maintained on a regular basis; (c) control; or (d) service as an "office holder".

In addition, no person may be appointed or classified as an independent director if: (a) the person’s position or other business activities create, or may create, a conflict of interest with the person’s duties as a director or may interfere with the person’s ability to serve as a director; (b) such person serves as a non-external director of another company on whose board of directors a director of the reciprocal company serves as an external director; (c) the person is an employee of the Israel Securities Authority or of an Israeli stock exchange; (d) such person or such person’s relative, partner, employer or anyone to whom such person is directly or indirectly subordinate, or any entity under such person’s control, has business or professional relations with any person or entity he or she should not be affiliated with, as described above, even if such affiliation is not on a regular basis, unless such relations are negligible; or (e) such person received compensation, directly or indirectly, in connection with such person’s services as an independent director, other than as permitted under the Companies Law and the regulations promulgated thereunder.

Following termination of service as an independent director, a public company, a controlling shareholder thereof and any entity controlled by a controlling shareholder, may not grant any benefit, directly or indirectly, to any person who served as an independent director of such public company, or to his or her spouse or child, including, not appointing such person, or his or her spouse or child, as an office holder of such public company or of an entity controlled by a controlling shareholder of such public company, not employing such person and not receiving professional services for pay from such person, either directly or indirectly, including through a corporation controlled by such person, or his or her relative, all until the lapse of two years from termination of office with respect to the independent director, his or her spouse or child and until the lapse of one year from termination of office with respect to other relatives besides spouse or child of the former independent director.

Pursuant to the Companies Law, a public company, such as us, may include in its articles of association a provision providing that a specified number of its directors be independent directors or may adopt a standard provision providing that a majority of its directors be independent directors or, if there is a controlling shareholder or a 25% or more shareholder, that at least one-third of its directors be independent directors.

Regulations promulgated pursuant to the Companies Law provide that a director in a company whose shares are listed for trading on specified exchanges outside of Israel, including The NASDAQ Global Market, The NASDAQ Global Select Market, and The NASDAQ Capital Market, who qualifies as an independent director under the relevant non-Israeli rules relating to independence standards, may be deemed an “independent” director for purposes of the Companies Law, according to a decision made by the audit committee, provided that he or she meets certain non-affiliation criteria, and he or she has not served as a director for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service. Furthermore, pursuant to these regulations, such company may re-appoint a person as an independent director for additional terms, beyond nine years, which do not exceed three years each, inter alia, if the audit committee and the board of directors determine that in light of the independent director’s expertise and special contribution to the board of directors and its committees, the re-appointment for an additional term is for the benefit of the company.

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Although the Company has not included such a provision in its Articles, it believes that David Sidransky, Gerald Dogon, Tali Yaron-Eldar, Roy Davis and Yitzhak Peterburg could qualify as independent directors under the Companies Law. In addition, the Company believes that all of its current directors qualify as ‘‘independent directors’’ as defined by The NASDAQ Stock Market.

An independent director is entitled to compensation only as provided in regulations adopted under the Companies Law with respect to external directors and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an independent director. For this matter, the term “compensation” shall not include the grant of an exemption from liability, an undertaking to indemnify, indemnification or insurance.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and governance committee and a research and development committee.

Audit Committee

Under the listing requirements of The NASDAQ Capital Market, a foreign private issuer is required to maintain an audit committee that has certain responsibilities and authority, including being directly responsible for the appointment, compensation, retention and oversight of the work of the issuer’s independent auditors. The members of the audit committee are required to meet the independence requirements established by the SEC in accordance with the requirements of the Sarbanes-Oxley Act. The rules of The NASDAQ Capital Market also require that at least one member of the audit committee be a financial expert. Our audit committee is comprised of three members and meets the listing requirements of The NASDAQ Capital Market and the SEC for U.S. domestic companies.

The Companies Law also requires public companies to appoint an audit committee that meets. Following the amendment to regulations enacted under the Companies Law that became effective on April 2016 (see "Board Practices" above for details), on May 18, 2016, our board of directors has resolved that we will not be required to comply with the provisions of the Companies Law with respect to the composition, quorum and presence at meetings of the audit committee.

Our audit committee provides assistance to the board of directors in fulfilling its responsibility to our shareholders relating to our accounting, financial reporting practices, and the quality and integrity of our financial reports. The audit committee also oversees consultants and experts providing the company with consulting services concerning risk management and internal control structure, pre-approves the services performed by our independent auditors and oversees that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations and corporate policies. The audit committee also oversees and ensures the independence of our independent auditors.

The responsibilities of the audit committee under the Companies Law include: (a) identifying deficiencies in the management of a company’s business, including by consulting with the internal auditor or with the independent auditor (and in case that the deficiency is a significant one – the committee shall convene), and making recommendations to the board of directors as to how to modify them; (b) decide for the purpose of the approval of actions involving fiduciary duties of the company's office holders, whether such actions are material or non-material actions and for the purpose of the approval of certain related party transactions, whether such transactions are extraordinary transactions or non-extraordinary transactions; (c) with respect to transactions with controlling shareholders, to determine the obligation to perform a competitive process that shall be supervised by the audit committee; (d) to decide whether to approve related parties transactions and actions involving fiduciary duties of the company’s office holders; (e) to determine the process in which non-negligible transactions with a controlling shareholder shall be approved and to determine the type and kind of such transactions that shall require the approval of the audit committee; (f) to review the internal auditor’s work program before it is brought for the approval of the board; (g) to examine the company’s internal control structure and processes, the performance of the internal auditor and whether the internal auditor has at his or her disposal the tools and resources required to perform his or her duties, considering, inter alia, the special needs of the company and its size; (h) to examine the independent auditor’s scope of work as well as the independent auditor’s fees and to provide the corporate organ responsible for determining the independent auditor’s fees with its recommendations; (i) be responsible for providing for arrangements as to the manner in which the Company will deal with employee complaints with respect to deficiencies in the administration of the Company’s business and the protection to be provided to such employees.

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Gerald Dogon, Tali Yaron-Eldar and Dr. David Sidransky are the current members of our audit committee. Each of these persons is an ‘independent director’ in accordance with the NASDAQ listing standards.

Compensation Committee

Our compensation committee reviews and provides our board of directors with recommendations relating to compensation and benefits of our officers and key employees and assists the board of directors with establishing, overseeing and/or administering incentive compensation and equity based plans. The compensation committee reviews corporate goals and objectives set by our board that are relevant to compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and recommends to the board of directors the Chief Executive Officer’s compensation based on such evaluations, subject to additional approvals, to the extent required pursuant to the Companies Law. The compensation committee also reviews and makes recommendations for approvals to the board of directors, subject to additional approvals, to the extent required pursuant to the Companies Law, with respect to the compensation of directors, executive officers other than the Chief Executive Officer and key employees. The members of our compensation committee are, Gerald Dogon, Tali Yaron Eldar and Joshua Rosensweig, and the composition of the committee meets the listing requirements of NASDAQ.

Amendment 20 to the Companies Law that was published on November 12, 2012 and became effective on December 12, 2012 requires public companies to appoint a compensation committee and to adopt a compensation policy with respect to its officers. In addition, Amendment no. 20 addresses the corporate approval process required for a public company’s engagement with its officers (with specific reference to a director, a non-director officer, a Chief Executive Officer and controlling shareholders and their relatives who are employed by the company).

Following the amendment to regulations enacted under the Companies Law that became effective on April 2016 (see "Board Practices" above for details), on May 18, 2016, our board of directors has resolved that we will not be required to comply with the provisions of the Companies Law with respect to the composition, quorum and presence at meetings of the compensation committee.

The roles of the compensation committee under the Companies Law are, to: (1) recommend to the board of directors on the compensation policy for office holders, and recommend to the board once every three years regarding the extension of a compensation policy that had been approved for a period of more than three years; (2) recommend to the board of directors on periodic updates to the compensation policy, from time to time, and examine its implementation; (3) decide whether to approve the terms of office and of employment of office holders that require approval of the Compensation Committee; and (4) decide, in certain circumstances, and subject to certain terms whether to exempt the approval of terms of office of a proposed CEO from the requirements of shareholders’ approval.

Nominating and Governance Committee

The nominating and governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the composition of our board of directors and its committees as well as to evaluate and consider matters relating to the qualifications of directors. In addition, the nominating and governance committee is responsible for reviewing and reassessing our corporate governance guidelines and making recommendations to the board of directors concerning governance matters. The members of our nominating and governance committee are Brian Markison, Dr. Joshua Rosensweig and Dr. Yitzhak Peterburg. Our board of directors has determined that the members of our nominating and governance committee are independent under the applicable NASDAQ Capital Market rules.

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Pursuant to our Articles, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any shareholder holding at least 1% of the outstanding voting power in the Company. However, any such shareholder may nominate one or more persons for election as directors at a general meeting only if a written notice of such shareholder’s intent to make such nomination or nominations has been delivered to us as required under our Articles.

Research and Development Committee

The research and development committee is responsible for liaising between the Company’s research and development team and the board of directors. This committee is also responsible for reviewing proposed research and development projects, as well as our research and development focus and making recommendations to the board of directors regarding the research and development projects which we intend to undertake as well as recommendations relating to our pipeline. The members of our research and development committee are Roy Davis, Dr. Yitzhak Peterburg and Dr. David Sidransky.

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SHARE OWNERSHIP

Directors and Senior Management

The following table sets forth, as of January 1, 2017, the number of our ordinary shares beneficially owned by (i) each of our directors and corporate and executive officers and (ii) our current directors and corporate and executive officers as a group. The information in this table is based on 22,112,444 ordinary shares outstanding as of January 1, 2017. Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Ordinary shares that are subject to convertible securities, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days of January 1, 2017 are deemed to be outstanding and beneficially owned by the person holding the convertible securities, warrants or options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares
Kenneth A. Berlin (1)	427,069	1.9%
Ron Kalfus(2)	26,000	*
Dganit Bar, Ph.D.(3)	42,083	*
Eti Meiri (4)	23,136	*
Sigal Russo (5)	11,350	*
Brian Markison (6)	105,000	*
Yitzhak Peterburg, M.D., Ph.D.(7)	50,000	*
Roy N. Davis(8)	34,000	*
Joshua Rosensweig (9)	36,306	*
Dr. David Sidransky (10)	42,462	*
Gerald Dogon (11)	29,212	*
Tali Yaron-Eldar (12)	29,212	*
Current directors and executive officers as a group (12 persons) (13)	855,830	3.75%

________________

* Less than 1%

(1)	Consists of (i) 1,084 ordinary shares, which were granted to Mr. Berlin upon the start of his employment with us, 9,878 shares, which were granted as RSUs and converted to shares in 2013, and 3,622 shares which were granted as RSUs and converted to shares in 2015, and 25,866 shares which were granted as RSUs and converted to shares in 2016 and (ii) options currently exercisable or exercisable within 60 days of March 1, 2016 to purchase 8,335 ordinary shares (which have an exercise price of $123.00 per share and expire in November 2019), 8,334 ordinary shares (which have an exercise price of $29.4 per share and expire in November 2019), 6,667 ordinary shares (which have an exercise price of $6.75 per share and expire in November 2021), 96,000 ordinary shares (which have an exercise price of $5.37 per share and expire in October 2022), 156,033 ordinary shares (which have an exercise price of $3.41 per share and expire in August 2023), 56,250 ordinary shares (which have an exercise price of $2.79 per share and expire in November 2024) and 55,000 ordinary shares (which have an exercise price of $1.16 per share and expire in December 2022) . Does not include the following options that become exercisable after March 1, 2017: (i) 22,291 ordinary shares (which have an exercise price of $3.41 per share and expire in August 2023), (ii ) 43,750 ordinary shares (which have an exercise price of $2.79 per share and expire in November 2024), (iii) 165,000 ordinary shares (which have an exercise price of $1.16 per share and expire in December 2022), (iv) 10,000 RSUs (which will vest in equal instalments annually over a period of four years and complete convert to shares in November 2018).

(2)	Consists of (i) 3,000 shares, which were granted as RSUs and converted to shares in 2013, and 3,000 shares, which were granted as RSUs and converted to shares in 2015 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 10,000 ordinary shares (which have an exercise price of $5.37 per share and expire in October 2022) and 3,750 ordinary shares (which have an exercise price of $2.57 per share and expire in December 2024) and 6,250 ordinary shares (which have an exercise price of $0.84 per share and expire in February 2026). Does not include the following options that become exercisable after March 1, 2017: (i) options to purchase 3,750 shares (which have an exercise price of $2.57 per share and expire in December 2024) (ii) options to purchase 18,750 shares (which have an exercise price of $0.84 per share and expire in February 2026).

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(3)	Consists of (i) 5,000 shares, which were granted as RSUs and converted to shares in 2013 and 5,000 shares, which were granted as RSUs and converted to shares in 2015 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2016 to purchase 20,000 ordinary shares (which have an exercise price of $5.21 per share and expire in October 2022), 4,583 ordinary shares (which have an exercise price of $2.57 per share and expire in December 2024) and 7,500 ordinary shares (which have an exercise price of $0.84 per share and expire in February 2026). Does not include the following options that become exercisable after March 1, 2017: (i) options to purchase 4,584 shares (which have an exercise price of $2.57 per share and expire in December 2024) and (ii) options to purchase 22,500 shares (which have an exercise price of $0.84 per share and expire in February 2026).

(4)	Consists of (i) 3,000 shares, which were granted as RSUs and converted to shares in the years 2014-2016, (ii) 18 shares, which were granted as options and converted to shares in 2014 and (iii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 34 ordinary shares (which have an exercise price of $249.6 per share and expire in June 2018), 84 ordinary shares (which have an exercise price of $84 per share and expire in October 2020), 10,000 ordinary shares (which have an exercise price of $5.37 per share and expire in October 2022) , 3,750 ordinary shares (which have an exercise price of $2.57 per share and expire in December 2024) and 6,250 ordinary shares (which have an exercise price of $0.84 per share and expire in February 2026). Does not include the following options that become exercisable after March 1, 2017: (i) options to purchase 3,750 shares (which have an exercise price of $2.57 per share and expire in December 2024) (ii) options to purchase 18,750 shares (which have an exercise price of $0.84 per share and expire in February 2026) and (iii) 3,000 RSUs (which will vest in equal installment quarterly over a period of 4 years and complete convert to shares in October 2018).

(5)	Consists of (i) 3,000 shares, which were granted as RSUs and converted to shares in 2015 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 100 ordinary shares (which have an exercise price of $133.80 per share and expire in March 2019), 5,000 ordinary shares (which have an exercise price of $4.27 per share and expire in December 2022), 1,250 ordinary shares (which have an exercise price of $2.57 per share and expire in December 2024) and 2,000 ordinary shares (which have an exercise price of $0.84 per share and expire in February 2026). Does not include the following options that become exercisable after March 1, 2017: (i) options to purchase 1,250 shares (which have an exercise price of $2.57 per share and expire in December 2024) and (ii) options to purchase 6,000 shares (which have an exercise price of $0.84 per share and expire in February 2026).

(6)	Consists of (i) 20,000 shares, which were granted as RSUs and converted to shares in the years 2013 and 2014 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 5,000 ordinary shares (which have an exercise price of $16.2 per share and expire in July 2021), 48,000 ordinary shares (which have an exercise price of $5.37 per share and expire in October 2019), and 32,000 ordinary shares (which have an exercise price of $2.77 per share and expire in November 2021). Does not include the following options that become exercisable after March 1, 2017: 16,000 ordinary shares (which have an exercise price of $2.77 per share and expire in November 2021).

(7)	Consists of (i) 10,000 shares, which were granted as RSUs and converted to shares in the years 2013 and 2014 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 24,000 ordinary shares (which have an exercise price of $4.29 per share and expire in November 2019), and 16,000 ordinary shares (which have an exercise price of $2.77 per share and expire in November 2021). Does not include the following options that become exercisable after March 1, 2017: 8,000 ordinary shares (which have an exercise price of $2.77 per share and expire in December 2021).

(8)	Consists of (i) 10,000 shares, which were granted as RSUs and converted to shares in the years 2013 and 2014 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 24,000 ordinary shares (which have an exercise price of $5.37 per share and expire in October 2019). Does not include the following options that become exercisable after March 1, 2017: options to purchase 24,000 shares (which have an exercise price of $1.09 per share and expire in August 2023).

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(9)	Consists of (i) 2,306 ordinary shares held by Dr. Rosensweig, (ii) 10,000 shares, which were granted as RSUs and converted to shares in the years 2013 and 2015 and (iii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 24,000 ordinary shares (which have an exercise price of $5.37 per share and expire in October 2019). Does not include the following options that become exercisable after March 1, 2017: options to purchase 24,000 shares (which have an exercise price of $1.09 per share and expire in August 2023).

(10)	Consists of (i) 10,000 shares, which were granted as RSUs and converted to shares in the years 2013 and 2014 and (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 250 ordinary shares (which have an exercise price of $342 per share and expire in January 2018), 212 ordinary shares (which have an exercise price of $99 per share and expire in December 2019), 24,000 shares (which have an exercise price of $5.37 per share and expire in October 2019) and 8,000 shares (which have an exercise price of $1.16 per share and expire in March 2022). Does not include the following options that become exercisable after March 1, 2017: options to purchase 16,000 shares (which have an exercise price of $1.16 per share and expire in March 2022).

(11)	Consists of (i) 5,000 shares, which were granted as RSUs and converted to shares in 2014 (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 212 ordinary shares (which have an exercise price of $528.01 per share and expire in March 2017), and 24,000 ordinary shares (which have an exercise price of $3.41 per share and expire in August 2020). Does not include the following (i) options that become exercisable after March 1, 2017: options to purchase 24,000 shares (which have an exercise price of $1.09 per share and expire in August 2023).

(12)	Consists of (i) 5,000 shares, which were granted as RSUs and converted to shares in 2014 (ii) options currently exercisable or exercisable within 60 days of January 1, 2017 to purchase 212 ordinary shares (which have an exercise price of $528.01 per share and expire in March 2017), and 24,000 ordinary shares (which have an exercise price of $3.41 per share and expire in August 2020). Does not include the following (i) options that become exercisable after March 1, 2017: options to purchase 24,000 shares (which have an exercise price of $1.09 per share and expire in August 2023).

(13)	See notes 1 through 12 above.

Major Shareholders

On March 4, 2016, entities and individuals affiliated with Dolphin Offshore Partners, L.P. (collectively, “Dolphin”) filed a Schedule 13D with the SEC disclosing beneficial ownership of 1,114,738 of our ordinary shares (including 208,333 shares issuable upon exercise of warrants) as of February 24, 2016. This represents approximately 5.0% of our outstanding ordinary shares as of January 1, 2017. Based on a review of required SEC filings, we are not aware of any other person or entity that is the beneficial owner of more than 5% of our outstanding ordinary shares.

Our ordinary shares are traded on the NASDAQ Capital Market in the United States. A significant portion of our shares are held in street name, therefore we generally have no way of determining who our shareholders are, their geographical location or how many shares a particular shareholder owns.

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DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

As of the date of this prospectus, our authorized share capital was NIS 36,000,000 divided into 60,000,000 ordinary shares, nominal (par) value NIS 0.6 per share.

Ordinary Shares

As of February 1, 2017, 22,417,444 ordinary shares were issued and outstanding. As of February 1, 2017, there were approximately 118 stockholders of record of our ordinary shares.  All our ordinary shares rank pari passu in all respects, and all our issued and outstanding ordinary shares are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

The NASDAQ Capital Market

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol “ROSG.”

On October 13, 2016, we received a staff deficiency letter from NASDAQ notifying us that for the past 30 consecutive business days, the closing bid price per share of our ordinary shares was below the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market, as required by NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”). NASDAQ provided Rosetta with 180 calendar days, or until April 11, 2017, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of our ordinary shares must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180 day grace period. If our ordinary shares do not regain compliance with the Bid Price Rule during this grace period, we may be eligible for an additional grace period of 180 calendar days provided that we satisfy NASDAQ’s initial listing standards for listing on The NASDAQ Capital Market, other than the minimum bid price requirement, and provides written notice to NASDAQ of our intention to cure the delinquency during the second grace period. If we do not regain compliance during the initial grace period and are not eligible for an additional grace period, NASDAQ will provide written notice that our ordinary shares are subject to delisting from The NASDAQ Capital Market. In that event, we may appeal such determination to a hearings panel.

Warrants

As of February 1, 2017, we had the following warrants outstanding:

•	Warrants issued in the January 2012 Debt Transaction. In connection with a debt transaction in January 2012, we issued warrants to purchase up to 4,241 ordinary shares at an exercise price of $1.557 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on January 26, 2017. As of the date of this prospectus, warrants have been exercised for 3,529 shares and warrants to purchase up to 712 ordinary shares remain outstanding.

•	Warrants issued in the April 2012 Registered Offering. In connection with a registered direct offering in April 2012, we issued warrants to purchase up to 13,505 ordinary shares at an exercise price of $3.1875 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on April 12, 2017. As of the date of this prospectus, warrants have been exercised for 10,778 shares and warrants to purchase up to 2,727 ordinary shares remain outstanding.

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•	Warrants issued in the First May 2012 Registered Offering. In connection with a registered direct offering in May 2012, we issued warrants to purchase up to 15,802 ordinary shares at an exercise price of $4.375 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on May 16, 2017. As of the date of this prospectus, warrants have been exercised for 13,002 shares and warrants to purchase up to 2,800 ordinary shares remain outstanding.

•	Warrants issued in the Second May 2012 Registered Offering. In connection with a registered direct offering in May 2012, we issued warrants to purchase up to 14,269 ordinary shares at an exercise price of $14.375 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on May 24, 2017.

•	Warrants issued in the August 2012 Registered Offering. In connection with an underwritten offering in August 2012, we issued warrants to purchase up to 148,937 ordinary shares at an exercise price of $6.25 per share to the underwriter and its affiliates for services as underwriter. These placement agent warrants expire on August 2, 2017.

•	Warrants issued to Consultants. In October 2013, we issued warrants to purchase up to 15,000 ordinary shares at an exercise price of $3.18 per share a consultant for services. These warrants expire on October 16, 2023.

•	Warrants issued in the 2015 Private Placement. In connection with a private placement in October 2015 (the “2015 Private Placement”), we issued the purchasers (i) Series A warrants to purchase up to an aggregate of 1,666,666 ordinary shares at an exercise price of $2.75 per share (subject to adjustment as set forth below) and (ii) partially pre-funded Series B warrants to purchase a maximum of up to an aggregate of 2,666,667 ordinary shares. The Series B warrants had an exercise price of NIS 0.6 (which had been prepaid) plus $0.0001 per share. The Series B warrants were intended to reset the price of the units sold in the Private Placement, and were exercisable for an aggregate number of ordinary shares based on a reset price per unit equal to 85% of the arithmetic average of the five lowest weighted average prices calculated during the ten trading days following the effective date of a resale registration statement; provided that such average was less than $2.40 and; provided, further, however, that the maximum aggregate number of ordinary shares issuable upon exercise of the Series B warrants would not exceed 2,666,667 shares. All Series B warrants were exercised on a cashless basis for an aggregate of 2,666,489 shares. The Series A warrants expire on October 15, 2020, and the exercise price of the Series A warrants was adjusted downward upon the eleventh trading day after the effective date of the resale registration statement to $1.646 per share. In addition, we issued warrants to purchase up to 100,000 ordinary shares on the same terms as the Series A warrants, to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on October 15, 2020.

•	Warrants issued in the 2016 Offerings. In connection with the 2016 Offerings, we issued the investors 2016 Warrants to purchase up to 10,000,000 ordinary shares with an initial exercise price of $0.85 per share. The 2016 Warrants were immediately exercisable upon issuance and have a term of five years. The exercise price of the 2016 Warrants is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our ordinary shares and rights offerings and pro rata distributions with respect to all holders of our ordinary shares. Additionally, in the event of a reverse stock split of our ordinary shares, the exercise price shall be reduced to the lesser of (x) the then exercise price, as adjusted and (y) the average of the two lowest volume weighted average prices of our ordinary shares during the 10 trading days immediately following the reverse stock split, which shall thereafter be the new exercise price. Additionally, subject to limited exceptions, for a period of 12 months following the effective date of the Resale Registration Statement, if we issue ordinary shares or securities that are convertible or exercisable into ordinary shares at a price that is less than the effective exercise price, the then exercise price shall be automatically reduced to the price at which we issued the ordinary shares or the underlying exercise price or conversion price of the securities. In addition, we issued the Placement Agent Warrants to purchase up to 300,000 ordinary shares to the Placement Agents and their affiliates for services as placement agent. The Placement Agent Warrants will become exercisable on November 29, 2017 and will expire on November 29, 2021 and have an exercise price equal to $0.625.

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Share History

The following is a summary of the history of our share capital since February 1, 2014.

Ordinary Share Issuances

Stock Options/RSUs. Since February 1, 2014, we have issued 37 ordinary shares upon the exercise of stock options and 152,906 shares pursuant to restricted stock units (RSUs).

Exercise of Warrants. Since February 1, 2014, we have issued 8,946 ordinary shares upon the exercise of warrants (not including the 2,666,489 ordinary shares issued upon exercise of the Series B warrants as discussed under “- 2015 Private Placement” below).

CynoGen, Inc. Acquisition. On April 14, 2015, we issued 500,000 ordinary shares in connection with our acquisition of CynoGen, Inc. (d/b/a PersonalizeDx). In addition, on July 22, 2015, we issued an addition 120,000 ordinary shares in lieu of services that were to be provided to an affiliate of CynoGen.

Sales under at-the-market issuance Sales Agreements. Since February 1, 2014, we have sold an aggregate of 3,990,302 ordinary shares under at-the market sales agreements for aggregate gross proceeds of $16,817,421.

2015 Private Placement. On October 15, 2015, we closed the 2015 Private Placement, pursuant to which we sold an aggregate 3,333,333 units at $2.40 per unit, with each unit consisting of (i) one ordinary share, (ii) a Series A warrant to purchase one-half of an ordinary share at an exercise price of $2.75 per ordinary share (subject to adjustment), and (iii) a partially pre-funded Series B warrant. In connection with the Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 100,000 ordinary shares on the same terms as the Series A warrants. All of the Series B warrants were exercised on a cashless basis for an aggregate of 2,666,489 shares.

2016 Offerings. On November 29, 2016, we closed the 2016 Offerings pursuant to which we sold (i) an aggregate of 1,095,000 of our ordinary shares at a purchase price of $0.50 per share and an aggregate principal amount of $3,160,000 of Registered Debentures in the 2016 Registered Direct Offering and (ii) the 2016 Warrants to purchase up to 10,000,000 ordinary shares with an initial exercise price of $0.85 per share and an aggregate principal amount of $1,292,500 of PIPE Debentures in the 2016 Private Placement. At this initial closing, we received gross proceeds of $3,707,500 for the ordinary shares, the Registered Debentures and 2016 Warrants. A second closing at which we will receive gross proceeds of $1,292,500 for the PIPE Debentures will be held upon the effectiveness the Resale Registration Statement, of which this prospectus forms a part, subject to the satisfaction of customary closing conditions. The Placement Agents also received Placement Agent Warrants to purchase up to 300,000 ordinary shares at an exercise price equal to $0.625. As of the date of this prospectus, $200,000 in principal amount of the Registered Debentures has been converted into 400,000 ordinary shares.

Other Issuances. In September 2014, we issued 6,000 ordinary shares to a former employee in consideration for settlement of a dispute.

Authorized Share Capital

On December 3, 2015, our stockholders approved an increase to our registered (authorized) share capital by NIS 12,000,000, divided into 20,000,000 ordinary shares, nominal (par) value NIS 0.6 each, so that following such increase, the registered (authorized) share capital was NIS 36,000,000 divided into 60,000,000, ordinary shares nominal (par) value NIS 0.6 each.

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SELLING STOCKHOLDERS

The ordinary shares being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the PIPE Debentures. For additional information regarding the issuances of those securities, see “Prospectus Summary – 2016 Private Placement and Concurrent 2016 Registered Direct Offering” above. We are registering the ordinary shares in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our securities and the participation in the 2015 Private Placement as noted in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling stockholders. The second column lists the number of ordinary shares beneficially owned by each selling stockholder, based on its ownership of the ordinary shares, 2016 Warrants and Debentures, as of February 1, 2017, assuming exercise of the 2016 Warrants and conversion of the Debentures (and assuming a conversion price of $0.25 per share for the Debentures) held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the ordinary shares being offered by this prospectus by the selling stockholders.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of at least the maximum number of ordinary shares issuable upon conversion of the PIPE Debentures, determined as if the PIPE Debentures were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the conversion of the PIPE Debentures. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the 2016 Warrants and the Debentures, a selling stockholder may not exercise the Warrants or convert the Debentures to the extent such exercise/conversion would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise/conversion, excluding for purposes of such determination ordinary shares issuable upon exercise of the 2016 Warrants which have not been exercised or of the Debentures which have not been converted. The number of shares in the table below does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below has been prepared based upon the information furnished to us by the selling stockholders.  The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their ordinary shares.

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Name of Selling Stockholder	Number of Ordinary Shares Owned Prior to Offering (1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering

Sabby Volatility Warrant Master Fund, Ltd. (2)	5,854,575	1,292,500	4,562,075
c/o Sabby Management, LLC
10 Mountainview Road
Suite 205
Upper Saddle River, NJ 07458

Sabby Healthcare Master Fund, Ltd. (3)	17,246,050	3,877,500	13,368,550
c/o Sabby Management, LLC
10 Mountainview Road
Suite 205
Upper Saddle River, NJ 07458

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(1)	In computing the number of shares beneficially owned by a selling stockholder, ordinary shares underlying options, warrants and other convertible securities (including the 2016 Warrants and PIPE Debentures) held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of February 1, 2017 are included. We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell a portion or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders, and all of the shares not covered by this prospectus will be held by the selling stockholders. In addition, all 2016 Warrants and Debentures held by the selling stockholders contain provisions limiting the exercise of such 2016 Warrants and conversion of such Debentures if, thereafter, the selling stockholder would beneficially own in excess of 4.99% of our outstanding ordinary shares. However, for purposes of determining beneficial ownership prior to and following the offering, we have included all shares issuable upon exercise of the 2016 Warrants and conversion of the Debentures. Shares issuable upon exercise of the Placement Agent Warrants are not listed under Number of Shares Owned Prior to Offering because the Placement Agent Warrants do not become exercisable until November 29, 2017.
(2)	Number of shares to be sold pursuant to this prospectus consists of up to 1,292,500 ordinary shares issuable upon conversion of the PIPE Debentures (assuming a conversion price of $0.25 per share) issued in the 2016 Private Placement. Number of shares owned prior to the offering also includes (i) up to 2,500,000 ordinary issuable upon exercise of the 2016 Warrants issued in the 2016 Private Placement, (ii) 273,750 ordinary shares purchased in the 2016 Registered Direct Offering, (iii) up to 1,580,000 ordinary shares issuable upon conversion of the Registered Debentures (assuming a conversion price of $0.50 per share) issued in the 2016 Registered Direct Offering and (iv) up to 208,325 ordinary shares issuable upon exercise of warrants at an exercise price of $1.646 per share received in the 2015 Private Placement. Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. except to the extent of their respective pecuniary interest therein.
(3)	Number of shares to be sold pursuant to this prospectus consists of up to 3,877,500 ordinary shares issuable upon conversion of the PIPE Debentures (assuming a conversion price of $0.25 per share) issued in the 2016 Private Placement. Number of shares owned prior to the offering also includes (i) up to 7,500,000 ordinary issuable upon exercise of the 2016 Warrants issued in the 2016 Private Placement, (ii) 821,250 ordinary shares purchased in the 2016 Registered Direct Offering, (iii) up to 4,740,000 ordinary shares issuable upon conversion of the Registered Debentures (assuming a conversion price of $0.50 per share) issued in the 2016 Registered Direct Offering and (iv) up to 307,300 ordinary shares issuable upon exercise of warrants at an exercise price of $1.646 per share received in the 2015 Private Placement. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Healthcare Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Healthcare Master Fund, Ltd. except to the extent of their respective pecuniary interest therein

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the ordinary shares offered by this prospectus will be passed upon for us by Amar Reiter Jeanne Shochatovitch & Co., Lawyers, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of Rosetta Genomics Ltd. appearing in Rosetta Genomics Ltd. Report on Form 6-K as filed with the SEC on December 8, 2016, have been audited by Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global), independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 6706703.

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EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$1,094
Legal fees and expenses*	15,000
Accounting fees and expenses*	10,000
Printing fees and expenses*	5,000
Miscellaneous*	3,906
Total*	$35,000

*Estimated

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 20-F for the year ended December 31, 2015, filed on March 23, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on January 6, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on February 25, 2016 (File No. 001-33042);
•	Report on Form 6-K/A filed on May 19, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on June 21, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on August 22, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on September 26, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on October 13, 2016 (File No. 001-33042);
•	Report on Form 6-K/A filed on October 14, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on October 20, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on November 25, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on December 8, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on December 20, 2016 (File No. 001-33042);
•	Report on Form 6-K filed on January 26, 2017 (File No. 001-33042);
•	Report on Form 6-K filed on February 14, 2017 (File No. 001-33042);
•	Report on Form 6-K filed on February 15, 2017 (File No. 001-33042); and
•	the description of our ordinary shares contained in our Form 8-A filed on September 22, 2006 (File No. 001-33042).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Ron Kalfus

Chief Financial Officer

Rosetta Genomics Ltd.

3711 Market Street, Suite 740

Philadelphia, PA 19104

215-382-9000

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form F-1 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, Israeli courts may declare a foreign judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

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Notwithstanding the previous sentence, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed our wholly owned U.S. subsidiary, Rosetta Genomics Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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